ABERCROMBIE & FITCH REPORTS FOURTH QUARTER RESULTS

•	Comparable sales up 1%

•	Gross margin rate up 100 basis points on a constant currency basis

•	Ending inventory down 5%

New Albany, Ohio, March 2, 2016: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $0.85 for the fourth quarter ended January 30, 2016, compared to $0.63 for the fourth quarter last year. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $1.08 for the fourth quarter, compared to $1.15 for the fourth quarter last year.

In addition, the company reported GAAP net income per diluted share of $0.51 for the full year, compared to $0.71 for the full year last year. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $1.12 for the full year, compared to $1.54 for the full year last year.

Adjusted non-GAAP net income per diluted share for the fourth quarter and full year were adversely impacted by approximately $0.23 and $0.67, respectively, related to changes in foreign currency exchange rates compared to the prior year. A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Arthur Martinez, Executive Chairman, said:

"We were pleased to deliver results in line with our expectations against the backdrop of a challenging environment that included currency, traffic and weather headwinds. Our results for the fourth quarter reflect continued progress on a number of fronts and included a return to positive comparable sales, higher average unit retails as promotional activity was moderated, and meaningful improvement in adjusted operating income on a constant currency basis. In addition, inventory continued to be well managed and we generated strong free cash flow for the year.

2015 was a year of tremendous change for us. We completed our move to a branded structure, strengthened our teams and improved our core processes. More importantly, we evolved our assortment and we refocused our attention on our customer through greater accountability and empowerment at the store level, and through changes in our in-store experience. In addition, we continued to invest in direct-to-consumer and omnichannel and execute our aggressive store closure program. While we accomplished a lot, there is much more progress we need to make to fulfill the potential of our brands.

As we look ahead to 2016, it is likely to remain a challenging environment, but we believe we are on the right track and we will continue to focus on delivering a customer-centric shopping experience and compelling assortments based on clearly defined brand positions."

Fourth Quarter Sales Results

Net sales for the fourth quarter of $1.113 billion were up 2% on a constant currency basis and down 1% on a reported basis over last year.

Comparable sales for the fourth quarter increased 1%. On a sequential basis, comparable sales trends improved across all brands and geographies.

Fiscal 2015 Comparable Sales Summary (1)
Brand						Geography
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year		First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Abercrombie(2)	(9)%	(7)%	(5)%	(2)%	(6)%	United States	(7)%	(4)%	(3)%	(1)%	(3)%
Hollister	(6)%	(1)%	3%	4%	—%	International	(9)%	(4)%	1%	6%	(1)%
Total company	(8)%	(4)%	(1)%	1%	(3)%	Total company	(8)%	(4)%	(1)%	1%	(3)%
(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the fourth quarter decreased 3% to $509.4 million for Abercrombie and increased 2% to $603.6 million for Hollister.

By geography, net sales for the fourth quarter decreased 2% to $745.9 million in the U.S. and increased 3% to $367.0 million internationally.

Direct-to-consumer and omnichannel sales grew to approximately 28% of total company net sales for the fourth quarter, compared to approximately 27% of total company net sales last year.

Additional Fourth Quarter Results Commentary

The gross profit rate for the fourth quarter was 60.8%. Excluding certain items, the adjusted gross profit rate for the fourth quarter was 60.7% and included a 100 basis point improvement over last year on a constant currency basis, primarily due to higher average unit retails.

Stores and distribution expense for the fourth quarter was $430.4 million, down from $445.6 million last year primarily due to benefits from changes in foreign currency exchange rates and expense reduction efforts, partially offset by higher direct-to-consumer expense. Excluding certain items last year, adjusted stores and distribution expense decreased $11.2 million.

Marketing, general and administrative expense for the fourth quarter was $125.2 million, up from $119.2 million last year primarily due to higher compensation related expense, including a severance charge of $5.3 million. Excluding certain items last year, adjusted marketing, general and administrative expense increased $11.3 million.

Restructuring charges of $2.4 million and asset impairment charges of $28.3 million for the fourth quarter last year are excluded from adjusted results.

Net other operating loss for the fourth quarter was $0.6 million, compared to net other operating income of $5.8 million last year, which included insurance recoveries of $2.7 million. Excluding certain items, adjusted net other operating income for the fourth quarter was $1.6 million.

Operating income for the fourth quarter was $120.1 million. Excluding certain items, adjusted operating income for the fourth quarter was $121.3 million, an increase of 8% over last year's adjusted operating income on a constant currency basis.

The effective tax rate for the fourth quarter was flat to last year at 49%. Excluding certain items, the adjusted effective tax rate for the fourth quarter was 36%, compared to 37% last year.

Full Year 2015 Sales Results

Net sales for the full year of $3.519 billion were down 2% on a constant currency basis and down 6% on a reported basis over last year. Comparable sales for the full year decreased 3%.

Fiscal 2015 Comparable Sales Summary (1)
Brand			Geography
	Fiscal 2015	Fiscal 2014		Fiscal 2015	Fiscal 2014
Abercrombie(2)	(6)%	(5)%	United States	(3)%	(6)%
Hollister	—%	(10)%	International	(1)%	(12)%
Total company	(3)%	(8)%	Total company	(3)%	(8)%
(1) Comparable sales are calculated on a constant currency basis.
(2) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

By brand, net sales for the full year decreased 7% to $1.641 billion for Abercrombie and decreased 4% to $1.878 billion for Hollister.

By geography, net sales for the full year decreased 5% to $2.282 billion in the U.S. and decreased 7% to $1.237 billion internationally.

Direct-to-consumer and omnichannel sales grew to approximately 24% of total company net sales for the full year, compared to approximately 22% of total company net sales last year.

Additional Full Year Results Commentary

The gross profit rate for the full year was 61.3%. Excluding certain items, the adjusted gross profit rate for the full year was 61.9% and included a 120 basis point improvement over last year on a constant currency basis primarily due to higher average unit retails coupled with lower average unit cost.

Stores and distribution expense for the full year was $1.604 billion, down from $1.703 billion last year primarily due to benefits from changes in foreign currency exchange rates and expense reduction efforts, partially offset by higher direct-to-consumer expense. Excluding certain items, adjusted stores and distribution expense decreased $97.2 million.

Marketing, general and administrative expense for the full year was $470.3 million, up from $458.8 million last year primarily due to higher compensation related expense, including a severance charge of $5.3 million. Excluding certain items, adjusted marketing, general and administrative expense increased $10.4 million.

Restructuring benefits for the full year were $1.6 million, compared to restructuring charges last year of $8.4 million, and asset impairment charges for the full year were $18.2 million, compared to $45.0 million last year. Both were excluded from adjusted results.

Net other operating income for the full year was $6.4 million, which included insurance recoveries of $2.2 million, compared to $15.2 million last year, which included insurance recoveries of $10.2 million. Excluding certain items, adjusted net other operating income for the full year was $8.7 million.

Operating income for the full year was $72.8 million. Excluding certain items, adjusted operating income for the full year was $136.5 million, an increase of 6% over last year's adjusted operating income on a constant currency basis.

The effective tax rate for the full year was 29%, compared to 48% last year. Excluding certain items, the adjusted effective tax rate for the full year was 31%, compared to 37% last year. The effective tax rate and the adjusted effective tax rate for the full year reflect discrete benefits of $7.4 million and $5.4 million, respectively, related to a release of a valuation allowance and other discrete tax items.

During the year, the company repurchased 2.5 million shares of its common stock at an aggregate cost of approximately $50.0 million. As of January 30, 2016, the company had approximately 6.5 million shares remaining available for purchase under its publicly announced stock repurchase authorizations.

The company ended the fiscal year with $588.6 million of cash and cash equivalents and $293.3 million of gross borrowings under the company's term loan agreement, compared to $520.7 million of cash and cash equivalents and $299.3 million of gross borrowings last year.

The company ended the fiscal year with $436.7 million of inventory at cost, a decrease of 5% over last year.

Total capital expenditures for the full year were approximately $143.2 million, which consisted of approximately $71.7 million related to new stores, store refreshes and remodels, and approximately $71.5 million related to information technology, distribution center and other home office projects.

During the year, the company opened 30 new stores, including 15 international full-price, 6 U.S. full-price and 9 U.S. outlet stores. The company also closed 59 stores, primarily in the U.S.

Other Developments

As previously announced, on February 19, 2016, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 14, 2016 to stockholders of record at the close of business on March 4, 2016.

Outlook

For fiscal 2016, the company expects:

•	Flat to slightly positive comparable sales

•	Adverse effects from foreign currency on sales of approximately $50 million

•	A gross margin rate approximately flat to last year's adjusted non-GAAP rate of 61.9%, but up on a constant currency basis

•	Slight leverage in operating expense relative to last year's adjusted non-GAAP rate of 58.3%

•
An improvement over last year's adjusted non-GAAP operating income, despite an adverse effect from foreign currency of approximately $30 million; the effect from foreign currency, calculated on a constant currency basis, is determined by applying fiscal 2016 forecasted rates to fiscal 2015 results and is net of the year-over-year impact from hedging

•	An effective tax rate in the mid-to-upper 30s

•	A weighted average diluted share count of approximately 68 million shares, excluding the effect of potential share buybacks

The company is targeting capital expenditures in the range of $150 million to $175 million for the fiscal year, including approximately $70 million for new stores and store updates and approximately $70 million for direct-to-consumer/omnichannel and IT investments to support growth and continuous profit improvement initiatives.

The company plans to open approximately 15 full-price stores in fiscal 2016, including approximately 10 in international markets, primarily China, and approximately five in the U.S. The company also plans to open approximately 10 new outlet stores, primarily in the U.S. In addition, the company anticipates closing approximately 60 stores in the U.S. during the fiscal year through natural lease expirations.

Excluded from the company's full year outlook are potential charges, such as those related to impairments, store closings and its strategic initiatives.

An investor presentation of fourth quarter results will be available in the "Investors" section of the company's website at www.abercrombie.com at approximately 8:00 AM, Eastern Standard Time, today.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. is a leading global specialty retailer of high-quality, casual apparel for Men, Women and kids with an active, youthful lifestyle under its Abercrombie & Fitch, abercrombie kids and Hollister Co. brands. At the end of the fourth quarter, the company operated 754 stores in the United States and 178 stores across Canada, Europe, Asia, and the Middle East. The company also operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com and www.hollisterco.com.

Today at 8:30 AM, Eastern Standard Time, the company will conduct a conference call. Management will discuss the company's performance and its plans for the future and will accept questions from participants. To listen to the conference call, dial (888) 318-7469 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (719) 457-2659. This call will be recorded and made available by dialing the replay number (888) 203-1112 followed by the conference ID number 8013718 or the international number (719) 457-0820 followed by the conference ID number 312478 or through www.abercrombie.com.

Investor contact:	Media contact:

Brian Logan	Michael Scheiner
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@abercrombie.com	Public_Relations@abercrombie.com

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise our forward-looking statements. The following factors, in addition to those included in the disclosure under the heading "FORWARD-LOOKING STATEMENTS AND RISK FACTORS" in "ITEM 1A. RISK FACTORS" of A&F's Annual Report on Form 10-K for the fiscal year ended January 31, 2015, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2015 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; a significant component of our growth strategy is international expansion, which requires significant capital investment, the success of which is dependent on a number of factors that could delay or prevent the profitability of our international operations; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; fluctuations in the cost, availability and quality of raw materials, labor and transportation, could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on two distribution centers domestically and third-party distribution centers internationally makes us susceptible to disruptions or adverse conditions affecting our distribution centers; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	January 30, 2016	% of Net Sales	January 31, 2015	% of Net Sales
	(Unaudited)		(Unaudited)
Net sales	$1,112,930	100.0%	$1,119,544	100.0%
Cost of sales, exclusive of depreciation and amortization	436,585	39.2%	437,659	39.1%
Gross profit	676,345	60.8%	681,885	60.9%
Stores and distribution expense	430,441	38.7%	445,629	39.8%
Marketing, general and administrative expense	125,244	11.3%	119,225	10.6%
Restructuring charge	—	—%	2,378	0.2%
Asset impairment	—	—%	28,282	2.5%
Other operating loss (income), net	577	0.1%	(5,795)	(0.5)%
Operating income	120,083	10.8%	92,166	8.2%
Interest expense, net	4,456	0.4%	4,776	0.4%
Income before taxes	115,627	10.4%	87,390	7.8%
Tax expense	56,719	5.1%	43,002	3.8%
Net income	58,908	5.3%	44,388	4.0%
Less: Net income attributable to noncontrolling interests	1,167	0.1%	—	—%
Net income attributable to Abercrombie & Fitch Co.	$57,741	5.2%	$44,388	4.0%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.86		$0.64
Diluted	$0.85		$0.63

Weighted-average shares outstanding:
Basic	67,432		69,409
Diluted	68,243		70,136

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Fifty-Two Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2016	% of Net Sales	January 31, 2015	% of Net Sales
	(Unaudited)		(Unaudited)
Net sales	$3,518,680	100.0%	$3,744,030	100.0%
Cost of sales, exclusive of depreciation and amortization	1,361,137	38.7%	1,430,460	38.2%
Gross profit	2,157,543	61.3%	2,313,570	61.8%
Stores and distribution expense	1,604,214	45.6%	1,703,051	45.5%
Marketing, general and administrative expense	470,321	13.4%	458,820	12.3%
Restructuring (benefit) charge	(1,598)	—%	8,431	0.2%
Asset impairment	18,209	0.5%	44,988	1.2%
Other operating income, net	(6,441)	(0.2)%	(15,239)	(0.4)%
Operating income	72,838	2.1%	113,519	3.0%
Interest expense, net	18,248	0.5%	14,365	0.4%
Income before taxes	54,590	1.6%	99,154	2.6%
Tax expense	16,031	0.5%	47,333	1.3%
Net Income	38,559	1.1%	51,821	1.4%
Less: Net income attributable to noncontrolling interests	2,983	0.1%	—	—%
Net income attributable to Abercrombie & Fitch Co.	$35,576	1.0%	$51,821	1.4%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.52		$0.72
Diluted	$0.51		$0.71

Weighted-average shares outstanding:
Basic	68,880		71,785
Diluted	69,417		72,937

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)

	January 30, 2016	January 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and equivalents	$588,578	$520,708
Receivables	56,868	52,910
Inventories, net	436,701	460,794
Deferred income taxes, net	—	13,986
Other current assets	96,833	116,574
Total current assets	1,178,980	1,164,972
Property and equipment, net	894,178	967,001
Other assets	359,881	373,194
TOTAL ASSETS	$2,433,039	$2,505,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$184,175	$141,685
Accrued expenses	321,237	282,736
Short-term portion of deferred lease credits	23,303	26,629
Income taxes payable	5,988	32,804
Short-term portion of borrowings, net	—	2,102
Total current liabilities	534,703	485,956
Long-term liabilities:
Long-term portion of deferred lease credits	89,256	106,393
Long-term portion of borrowings, net	286,235	291,310
Leasehold financing obligations	47,440	50,521
Other liabilities	179,683	181,286
Total long-term liabilities	602,614	629,510
Total Abercrombie & Fitch Co. stockholders' equity	1,291,063	1,389,701
Noncontrolling interests	4,659	—
Total stockholders' equity	1,295,722	1,389,701
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,433,039	$2,505,167

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES

The company believes that the non-GAAP financial measures presented in this news release are useful to investors as they provide the ability to measure the company’s operating performance as compared to historical periods excluding the effect of certain items which the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. In addition, the company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rate to prior year results and is net of the year-over-year impact from hedging. Non-GAAP financial measures should be used in conjunction with, not as an alternative to, the company's GAAP financial results.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Thirteen Weeks Ended January 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$676,345	$(1,020)	$675,325
Other operating loss (income), net (3)	577	2,211	(1,634)
Operating income	120,083	1,191	121,274
Income before taxes	115,627	1,191	116,818
Tax expense (4)	56,719	(14,775)	41,944
Net income attributable to Abercrombie & Fitch Co.	$57,741	$15,966	$73,707

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.85	$0.23	$1.08

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of benefits of $1.0 million related to higher than expected recovery in inventory previously written-down.

(3) Excluded Items consist of charges of $2.2 million related to a release of a cumulative translation adjustment as the company substantially completed the liquidation of its Australian operations.

(4) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis, which was impacted by a disproportionate effect from jurisdictional earnings mix and changes in the annual effective tax rate relative to the prior quarter estimated rate.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Gross profit (2)	$2,157,543	$20,647	$2,178,190
Stores and distribution expense (3)	1,604,214	6,665	1,597,549
Marketing, general and administrative expense (4)	470,321	17,523	452,798
Restructuring benefit (5)	(1,598)	(1,598)	—
Asset impairment (6)	18,209	18,209	—
Other operating income, net (7)	(6,441)	2,211	(8,652)
Operating income	72,838	63,657	136,495
Income before taxes	54,590	63,657	118,247
Tax expense (8)	16,031	21,186	37,217
Net income attributable to Abercrombie & Fitch Co.	$35,576	$42,471	$78,047

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.51	$0.61	$1.12

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $20.6 million related to an inventory write-down, net of recoveries.

(3) Excluded Items consist of charges of $4.2 million related to accelerated depreciation and disposal costs associated with a decision to discontinue the use of certain store fixtures, $1.8 million related to lease termination and store closure costs and $0.7 million related to the company's profit improvement initiative.

(4) Excluded Items consist of charges of $15.8 million related to legal settlement charges and $1.8 million related to the company's profit improvement initiative.

(5) Excluded Items consist of benefits of $1.6 million related to the Gilly Hicks brand.

(6) Excluded Items consist of charges of $12.1 million related to stores whose asset carrying value exceeded fair value, $4.5 million related to the discontinued use of certain store fixtures and $1.6 million related to a company owned aircraft.

(7) Excluded Items consist of charges of $2.2 million related to a release of a cumulative translation adjustment as the company substantially completed the liquidation of its Australian operations.

(8) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Thirteen Weeks Ended January 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Stores and distribution expense (2)	$445,629	$3,970	$441,659
Marketing, general and administrative expense (3)	119,225	5,295	113,930
Restructuring charges (4)	2,378	2,378	—
Asset impairment (5)	28,282	28,282	—
Operating income	92,166	39,925	132,091
Income before taxes	87,390	39,925	127,315
Tax expense (6)	43,002	3,493	46,495
Net income attributable to Abercrombie & Fitch Co.	$44,388	$36,432	$80,820

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.63	$0.52	$1.15

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $3.4 million related to lease termination and store closure costs and $0.6 million related to the company's profit improvement initiative.

(3) Excluded Items consist of charges of $5.2 million related to CEO transition costs and $0.1 million related to the company's profit improvement initiative and certain governance matters.

(4) Excluded Items consist of charges of $2.4 million related to the Gilly Hicks brand.

(5) Excluded Items consist of charges of $17.0 million related to the impairment of store assets whose carrying value exceeded fair value, primarily associated with 4 Abercrombie & Fitch stores, 4 abercrombie kids stores and 9 Hollister stores and $11.3 million related to the write down of a Company aircraft to estimated net sales value.

(6) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 31, 2015
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Stores and distribution expense (2)	$1,703,051	$8,335	$1,694,716
Marketing, general and administrative expense (3)	458,820	16,420	442,400
Restructuring charges (4)	8,431	8,431	—
Asset impairment (5)	44,988	44,988	—
Operating income	113,519	78,174	191,693
Income before taxes	99,154	78,174	177,328
Tax expense (6)	47,333	17,686	65,019
Net income attributable to Abercrombie & Fitch Co.	$51,821	$60,488	$112,309

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.71	$0.83	$1.54

(1) "GAAP" refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of charges of $5.6 million related to lease termination and store closure costs and $2.7 million related to related to the company's profit improvement initiative.

(3) Excluded Items consist of charges of $7.5 million related to the legal, advisory and other costs associated with certain corporate governance matters, $5.2 million related to CEO transition costs and $3.8 million related to the company's profit improvement initiative.

(4) Excluded Items consist of charges of $8.4 million related to restructuring of the Gilly Hicks brand.

(5) Excluded Items consist of charges of $33.7 million related to the impairment of store assets whose carrying value exceeded fair value, primarily associated with 7 Abercrombie & Fitch stores, 27 abercrombie kids stores and 17 Hollister stores and $11.3 million related to the write down of a Company owned aircraft to estimated net sales value.

(6) The tax effect of excluded items is computed as the difference between tax expense on a GAAP basis and tax expense on an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

	Abercrombie (1)		Hollister (2)		Total
	United States	International	United States	International	United States	International

Thirteen Weeks Ended January 30, 2016:
October 31, 2015	359	36	431	139	790	175
New	2	3	—	2	2	5
Closed	(21)	—	(17)	(2)	(38)	(2)
January 30, 2016	340	39	414	139	754	178

Fifty-Two Weeks Ended January 30, 2016:
January 31, 2015	361	32	433	135	794	167
New	13	7	2	8	15	15
Closed	(34)	—	(21)	(4)	(55)	(4)
January 30, 2016	340	39	414	139	754	178

(1) Abercrombie includes the company's Abercrombie & Fitch and abercrombie kids brands. Abercrombie & Fitch locations with abercrombie kids carveouts are represented as a single store count. Excludes one international franchise store as of January 30, 2016.

(2) Excludes two international franchise stores as of January 30, 2016.